Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Patrick Industries, Inc.
Elkhart, Indiana

We consent to the incorporation by reference in the Registration Statements (333-156391, 333-159553, 333-174774 and 333-178509) on Form S-3, and the Registration Statements (333-145717 and 333-165788) on Form S-8, of our report dated January 7, 2013 relating to the consolidated financial statements of Middlebury Hardwood Products, Inc. and Affiliate as of and for the year ended December 31, 2011 appearing in this Current Report on Form 8-K/A of Patrick Industries, Inc.

/s/ McGladrey LLP

Elkhart, Indiana
January 11, 2013